Exhibit 10.1

Annual Incentive Award Plan Criteria for Fiscal Year 2013 for Named Executive Officers

The Annual Incentive Plan rewards performance based upon the following four metrics: Three financial metrics: 1) corporate SG&A, 2) EBITDA, and 3) manufacturing cash; and one independent metric: 4) successful quality engine launch. The named executive officers are assigned the following Target Award (Dollar Value or Percentage of base salary) for fiscal year 2013 Annual Incentive Awards:

Level	Target Award ($ or Percentage)
CEO	$1,000,000
COO (12)	80%
12	75%
11	65%

Awards are based upon the success of these metrics. The three financial metrics will only be paid if a threshold amount of manufacturing cash is met. However, the success of the engine launch is independent of the financial metric results and will be paid if the successful quality engine launch goal is met. Awards are calculated as illustrated in the table below:

Base Salary	x	Target Award ($ or Percentage)	x	Metric Weight	x	Metric Performance Factor	=	Final Award

The payout multiple of a participant’s Target Award is as follows:

Payout Multiple of Target Award Percentage

Threshold	25%
Target	75%
Distinguished	100%